EXHIBIT 99.1

THE HOME DEPOT ANNOUNCES RECORD

FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

•	Record Fiscal 2004 Net Earnings of $5 Billion

•	Record Fiscal 2004 EPS of $2.26, up 20.2%

•	Record Fiscal 2004 Sales of $73.1 Billion, up 12.8%

•	Record Fiscal 2004 Operating Margin of 10.8%

•	Fiscal 2004 Comparable Store Sales of 5.4%, Best Since Fiscal 1999

     ATLANTA, February 22, 2005 — The Home Depot®, the world’s largest home improvement retailer, today reported diluted earnings per share of $2.26, up 20.2 percent, on record net earnings of $5 billion for fiscal 2004, compared to diluted earnings per share of $1.88 on net earnings of $4.3 billion in fiscal 2003. Excluding the impact of EITF 02-16, earnings per diluted share for fiscal 2004 were $2.30, an increase of 22.3 percent. Sales for fiscal 2004 increased 12.8 percent over fiscal 2003 to $73.1 billion and comparable store sales grew by 5.4 percent.

     The company reported diluted earnings per share of $0.47 (net earnings of $1.041 billion), up 11.9 percent for the fourth quarter of fiscal 2004, compared with diluted earnings per share of $0.42 (net earnings of $951 million) in the fourth quarter of fiscal 2003. Sales for the fourth quarter of fiscal 2004 totaled $16.8 billion, an 11.2 percent increase from the fourth quarter of fiscal 2003. Comparable store sales for the fourth quarter of fiscal 2004 increased 4.6 percent.

     “I want to personally thank all of our 325,000 associates for their hard work in delivering another year of record performance,” said Bob Nardelli, chairman, president & CEO. “In 2004, operational excellence drove our record results, enabling us to deliver the best comparable store sales performance since 1999. As we move into 2005 with significant momentum, we have unwavering commitment to our strategy of enhancing the core, extending the business and expanding our markets. We will focus on customer satisfaction and continued improvement in the execution of our strategy to deliver sustainable, profitable growth and shareholder returns well into the future.”

     “In 2004, we maintained our disciplined approach to capital allocation, investing $3.9 billion back into our business and returning nearly $4 billion to shareholders. Over a four-year period, we have returned over 50 percent of our cumulative earnings to our shareholders in the form of dividends and share repurchases,” said Carol Tomé, executive vice president and CFO.

     At the end of fiscal 2004, the company reported total assets of $39 billion, total stockholders’ equity of $24 billion, and a return on invested capital of 21.5 percent, up 110 basis points from the prior year.

     The company reiterated fiscal 2005 sales growth guidance of 9-12 percent and fiscal 2005 earnings per share growth of 10-14 percent.

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Enhancing the Core

     Through the company’s combination of innovative and distinctive merchandise as well as a compelling shopping experience, The Home Depot registered a record average ticket of $54.89 for fiscal 2004, representing an increase of 7.3 percent from fiscal 2003.

     “Our results were strong across a broad range of merchandising categories and throughout North America as we drove innovation and new product selection in our stores. As an example, in 2004, we added new appliances from Maytag and Hotpoint, and introduced the exclusive GE Adora line,” said John Costello, executive vice president, Merchandising and Marketing. “Our customers are responding to the improved shopping experience we are providing through our store modernization program.”

     Customer transactions were 296 million for the fourth quarter, up 3.1 percent from the fourth quarter of 2003. Total customer transactions for the year were 1.295 billion, up 3.9 percent from last fiscal year.

     As part of the company’s enhance strategy, significant 2004 accomplishments included

•	Continued product innovation and recognition as best-in-class, with exclusive and proprietary brand products like Hampton Bay, Ridgid, Ryobi, Behr, John Deere and Toro

•	Grew core appliance market share from 6.2 percent to 8.1 percent according to an independent third party research company, the largest market share gain among leading appliance retailers

•	Continued store modernization, including improved signage and point-of-purchase information and resets across a variety of categories

•	Installed self-checkout registers, now in 1,029 stores, solidifying our leadership position

•	Implemented new software platforms to streamline the company’s financial systems and to provide new human resource management capabilities

     During the year, the company invested in its associates through new learning programs, providing approximately 23 million hours of training and development. In addition, The Home Depot will pay a record $90 million to associates through its Success Sharing program, nearly double what it paid in 2003. As evidence of the continued progress in engaging and motivating its associates, the company released new data from its most recent Employer of Choice Census survey. In a survey of over 300,000 associates in 2004, the company found a four point favorable swing in its overall index, considerably ahead of the industry norm.

     “The Home Depot is committed to being the employer of choice. We are delighted about the results of our recent census survey, which shows that morale in our stores remains strong as associates believe they are making an important contribution to the success of The Home Depot,” said Dennis Donovan, executive vice president, Human Resources.

Extending the Business

     Building on the growing demand for do-it-for-me services, the company’s services business grew 20.4 percent during the fourth quarter and 27.9 percent during fiscal 2004, with 23 national programs in place and several others that are being rolled out. The Home Depot expects to sustain double-digit growth in this area as do-it-for-me customers continue to be attracted to the convenience and quality of the company’s offerings.

     During the fourth quarter, the company opened another urban store in Manhattan, on 59th Street. The company’s urban formats differ in size, structure, merchandise and services offered based on location, and demonstrate The Home Depot’s flexible business model.

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     As part of the company’s extend strategy, significant 2004 accomplishments included

•	Opened 183 net new stores, bringing the total store count to 1,890

•	Opened the 1,000th tool rental center, making The Home Depot the largest in the industry by number of locations

•	Revamped homedepot.com and now offer 15,000 SKUs, including appliances online

Expanding the Market

     In 2004, the company made several important moves to expand its market and global presence. The company opened a total of 15 new stores in Canada, bringing the total to 117, and increased its footprint significantly in Mexico to 44 stores through both organic growth and the acquisition of 20 Home Mart stores. The Home Depot is now the number one home improvement retailer in both Canada and Mexico. In 2004, the company announced its intention to enter the retail market in China and plans are underway.

     During the year, the company made several important acquisitions within the professional customer market, most notably White Cap Construction Supply, Inc., a leading professional distribution business. The company said that since the acquisition, White Cap, part of The Home Depot Supply, has continued to grow organically by adding branches and through three bolt-on acquisitions.

Other Notable Events

     2004 was a year in which the company continued to share its values in the communities it serves. Key activities included:

•	The largest relief and resupply effort in the company’s history in response to an unprecedented number of tropical storms in the southeast U.S., including over $4 million to relief and rebuilding organizations

•	$500,000 donation supporting American Red Cross efforts in Southeast Asia

•	Comprehensive hiring partnerships with the Department of Defense, Department of Labor and Veterans Affairs, a hiring and marketing partnership with the AARP (and its most recently announced hiring partnership with four of the country’s leading national Hispanic organizations)

•	Recognition of The Home Depot as the number one military friendly employer by GI Jobs magazine

•	The first annual National Week of Service, with more than 260,000 hours volunteered by associates on 1,600 projects across North America and China

•	41 medals in the Athens Olympic and Paralympic competitions for The Home Depot OJOP athletes

•	The Freedom Award from the U.S. Department of Defense

•	The 2004 Citizenship in Action Award from the U.S. Chamber of Commerce

     The Home Depot will conduct a conference call today at 9:00 a.m. EST to discuss information included in this news release and related matters. The conference call will be available in its entirety through a Web cast and replay at http://www.homedepot.com under the Investor Relations section.

     During the fourth quarter of 2004, The Home Depot added 64 new stores. At the end of fiscal 2004, the company operated a total of 1,890 stores, with 1,657 stores in the United States, 117 stores in Canada, and 44 stores in Mexico. The company also operates 54 EXPO Design Centers, 11 THD Landscape Supply stores, five THD Supply stores, and two THD Floor Stores. At the end of fiscal 2004, The Home Depot employed approximately 325,000 associates. Its stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor’s 500 Index.

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     Certain statements of The Home Depot’s expectations made today, including those regarding sales growth, earnings performance, capital allocation and expenditures, store openings, strategic direction and the demand for the company’s products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and its expectations. These risks and uncertainties include economic conditions in North America, changes in the company’s cost structure, the availability of sourcing channels consistent with the company’s strategy of differentiation, conditions affecting new store development, the success of the company’s technology initiatives in improving operations and customers’ in-store experience, the company’s ability to identify and respond to evolving trends in demographics and consumer preferences, the relative success of the company’s expansion strategy, including its ability to integrate acquisitions and create appropriate distribution channels for its key sales platforms, the company’s ability to attract, train and retain highly-qualified associates, the impact of new accounting standards and the impact of competition, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks is contained in the company’s periodic filings with the Securities and Exchange Commission.

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For further information, contact:
Financial Community	News Media
Diane Dayhoff	Jerry Shields
Vice President of Investor Relations	Senior Public Relations Manager
(770) 384-2666	(770) 384-2741
diane_dayhoff@homedepot.com	jerry_shields@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS AND YEARS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase	Years Ended		% Increase
	1-30-05	2-1-04	(Decrease)	1-30-05	2-1-04	(Decrease)
NET SALES	$16,812	$15,125	11.2%	$73,094	$64,816	12.8%
Cost of Merchandise Sold	11,063	10,172	8.8	48,664	44,236	10.0

GROSS PROFIT	5,749	4,953	16.1	24,430	20,580	18.7
Operating Expenses:
Selling and Store Operating	3,699	3,139	17.8	15,105	12,588	20.0
General and Administrative	383	305	25.6	1,399	1,146	22.1

Total Operating Expenses	4,082	3,444	18.5	16,504	13,734	20.2

OPERATING INCOME	1,667	1,509	10.5	7,926	6,846	15.8
Interest Income (Expense):
Interest and Investment Income	10	18	(44.4)	56	59	(5.1)
Interest Expense	(21)	(14)	50.0	(70)	(62)	12.9

Interest, net	(11)	4	(375.0)	(14)	(3)	366.7

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,656	1,513	9.5	7,912	6,843	15.6
Provision for Income Taxes	615	562	9.4	2,911	2,539	14.7

NET EARNINGS	$1,041	$951	9.5%	$5,001	$4,304	16.2%

Weighted Average Common Shares	2,188	2,262	(3.3)%	2,207	2,283	(3.3)%
BASIC EARNINGS PER SHARE	$0.48	$0.42	14.3%	$2.27	$1.88	20.7%
Diluted Weighted Average Common Shares	2,199	2,270	(3.1)%	2,216	2,289	(3.2)%
DILUTED EARNINGS PER SHARE	$0.47	$0.42	11.9%	$2.26	$1.88	20.2%

SELECTED HIGHLIGHTS	Three Months Ended		% Increase	Years Ended		% Increase
	1-30-05	2-1-04	(Decrease)	1-30-05	2-1-04	(Decrease)
Number of Customer Transactions (1)	296	287	3.1%	1,295	1,246	3.9%
Average Ticket (1)	$54.13	$50.62	6.9	$54.89	$51.15	7.3
Weighted Average Weekly Sales per Operating Store (000’s) (1)	$667	$669	(0.3)	$766	$763	0.4
Square Footage at End of Period (1)	201	183	9.8	201	183	9.8
Capital Expenditures	$1,170	$1,000	17.0	$3,948	$3,508	12.5
Depreciation and Amortization	$348	$290	20.0%	$1,319	$1,076	22.6%

(1) Excludes all subsidiaries operating under The Home Depot Supply brand (Apex Supply Company, Inc., The Home Depot Supply, Inc., Your Other Warehouse, LLC, White Cap Industries, Inc. and HD Builder Solutions Group, Inc.) since their inclusion may cause distortion of the data presented due to operational differences from our retail stores. The total number of the excluded locations and their total square footage are immaterial to our total number of locations and total square footage.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 30, 2005 and FEBRUARY 1, 2004
(Amounts in Millions)

	1-30-05	2-1-04
	(Unaudited)	(Audited)
ASSETS
Cash and Short-Term Investments	$2,165	$2,852
Receivables, net	1,499	1,097
Merchandise Inventories	10,076	9,076
Other Current Assets	450	303

Total Current Assets	14,190	13,328
Property and Equipment, net	22,726	20,063
Other Assets	1,991	1,046

TOTAL ASSETS	$38,907	$34,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$5,766	$5,159
Accrued Salaries and Related Expenses	1,055	801
Other Current Liabilities	3,708	3,594

Total Current Liabilities	10,529	9,554
Long-Term Debt	2,148	856
Other Long-Term Liabilities	2,072	1,620

Total Liabilities	14,749	12,030
Total Stockholders’ Equity	24,158	22,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,907	$34,437

THE HOME DEPOT, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE
IMPACT OF EITF 02-16 *
FOR THE YEARS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	As Reported	Impact of	As Adjusted	As Reported	Impact of	As Adjusted	% Increase
	1-30-2005	EITF 02-16*	1-30-2005	2-1-2004	EITF 02-16*	2-1-2004	(Decrease)
COST OF MERCHANDISE SOLD	$48,664	$(891)	$49,555	$44,236	$(40)	$44,276	11.9%

GROSS PROFIT	24,430	891	23,539	20,580	40	20,540	14.6

SELLING AND STORE OPERATING EXPENSES	15,105	1,049	14,056	12,588	47	12,541	12.1

OPERATING INCOME	7,926	(158)	8,084	6,846	(7)	6,853	18.0

NET EARNINGS	5,001	(99)	5,100	4,304	(5)	4,309	18.4

DILUTED EARNINGS PER SHARE	$2.26	$(0.04)	$2.30	$1.88	$—	$1.88	22.3%

*The table includes only those line items in the Consolidated Statements of Earnings impacted by the adoption of EITF 02-16.

In January 2004, the Company adopted EITF 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” The impact on fiscal 2004 in connection with the adoption of EITF 02-16 resulted in a reduction of Cost of Merchandise Sold of $891 million, an increase in Selling and Store Operating Expenses of $1,049 million and a reduction of Net Earnings of $99 million. The adoption of EITF 02-16 had a $0.04 per share impact on diluted earnings per share during fiscal 2004.